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                                                                   EXHIBIT 3.1

                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                        PAYLESS SHOESOURCE HOLDINGS, INC.

         Payless ShoeSource Holdings, Inc., a Delaware corporation, hereby certifies as follows:

         FIRST. The name of the corporation is Payless ShoeSource Holdings, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State was April 15, 1998 under the name Payless ShoeSource Holdings, Inc.

         SECOND. This Restated Certificate of Incorporation amends and restates the Certificate of Incorporation, and has been duly adopted in accordance with the provisions of Section 245 and 242 of the General Corporation Law of the State of Delaware.

         THIRD. The text of the Certificate of Incorporation is hereby amended and restated to read herein as set forth in full:

         FIRST. The name of the corporation is Payless ShoeSource, Inc. (the "Corporation").

         SECOND. The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

         THIRD. A. Classes and Number of Shares. The aggregate number of shares that the Corporation shall have authority to issue is two hundred sixty-five million (265,000,000), consisting of two hundred forty million (240,000,000) shares of common stock, par value $.01 per share (the "Common Stock"), and twenty-five million (25,000,000) shares of preferred stock, par value $.01 per share (the "Preferred Stock").

         B. Preferred Stock. Shares of Preferred Stock may be issued in series from time to time by the Board of Directors, and the Board of Directors is expressly authorized to fix by resolution or resolutions the





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designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of Preferred Stock, including without limitation the following:

         (a) the distinctive serial designation of such series which shall distinguish it from other series;

         (b) the number of shares included in such series, which number may be increased or decreased from time to time unless otherwise provided by the board of directors in the resolution or resolutions providing for the issue of such series;

         (c) the dividend rate (or method of determining such rate) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates upon which such dividends shall be payable;

         (d) whether dividends on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

         (e) the amount or amounts which shall be payable out of the assets of the Corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up the Corporation;

         (f) the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;

         (g) the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;


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         (h) whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation, and the price or prices or rate or rates of exchange or conversion and any adjustments applicable thereto; and

         (i) the voting rights, if any, of the holders of the shares of such series.

         FOURTH. A. Number and Classification. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, consisting of not less than 3 or more than 15 directors, the exact number of directors within such range shall be determined from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors. The Board of Directors shall be and is divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors, with the term of office of the directors of one class expiring each year. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, however, the directors elected to Class I as of April 16, 1998 shall serve for a term ending on the date of the annual meeting next following the end of the calendar year 1998, the directors elected to Class II as of April 16, 1998 shall serve for a term ending on the date of the annual meeting next following the end of the calendar year 1999, and the directors elected to Class III as of April 16, 1998 shall serve for a term ending on the date of the annual meeting next following the end of the calendar year 2000. Each director shall hold office until the annual meeting for the year in which such director's term expires and until such director's successor shall be elected and qualified, subject, however, to such director's earlier death, resignation, disqualification or removal from office (in accordance with this Restated Certificate of Incorporation). In the event of any change in the authorized number of directors, the Board of Directors shall apportion any newly created directorships among, or reduce the number of directorships in, such class or classes as

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shall, so far as possible, equalize the number of directors in each class.
Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation or the resolution or resolutions adopted by the Board of Directors pursuant to Article THIRD applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article FOURTH unless expressly provided by such terms.

         B. Vacancies. Any vacancy in the Board of Directors resulting from any increase in the number of directors and any other vacancy occurring in the Board of Directors may be filled by the Board of Directors acting by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, and any director so elected to fill a vacancy shall hold office until the next election of the class of directors into which such director was placed and such director's successor is elected and qualified or until such director's earlier resignation or removal. In no event shall a decrease in the number of directors shorten the term of any incumbent director.

         C. Removal of Directors. Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, at a meeting called for that purpose, any or all of the directors of the Corporation, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the outstanding securities of the Corporation then entitled to vote generally in the election of directors, considered for purposes of this Article FOURTH as one class. Whenever the holders of the shares of any class are entitled to elect one or more directors by the provisions of this Restated Certificate of Incorporation, the provisions of this Article FOURTH shall apply in respect of the removal of a director or directors so elected, to the vote of the holders of the outstanding shares of that class and not to the vote of the holders of the outstanding shares as a whole.

         FIFTH. Elections of directors at an annual or special meeting of stockholders shall be by written ballot

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unless the By-Laws of the Corporation shall otherwise provide.

         SIXTH. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the "DGCL").

         SEVENTH. The By-Laws of the Corporation may be amended, altered, changed or rescinded, and new or amended By-Laws adopted, by a vote of a majority of the entire Board of Directors or by a vote of sixty-six and two-thirds percent (66 2/3%) of the outstanding securities of the Corporation then entitled to vote generally in the election of directors.

         EIGHTH. Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer or the President of the Corporation. Special meetings of stockholders of the Corporation may not be called by any other person or persons.

         NINTH. Any action required or permitted to be taken by the holders of the outstanding securities of the Corporation then entitled to vote generally in the election of directors, must be taken at a meeting of the stockholders and may not be taken by written consent or consents regardless of whether such consent or consents are signed by all holders of such securities.

         TENTH. A. In addition to any affirmative vote required by the DGCL or this Restated Certificate of Incorporation or the By-Laws of the Corporation, and except as otherwise expressly provided in Section B of this Article TENTH, approval of any Business Combination (as hereinafter defined) with an Interested Stockholder (as hereinafter defined) shall require the affirmative vote of not less than a majority of the votes entitled to be cast by the holders of all outstanding shares of Voting Stock (as hereinafter defined) entitled to vote at a meeting of stockholders called for such purpose, voting together as a single class, excluding any affirmative votes by Voting Stock beneficially owned by any Interested Stockholder or any Affiliate (as hereinafter defined) or Associate (as hereinafter defined) of such Interested Stockholder. Such affirmative vote shall

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be required notwithstanding the fact that a lesser percentage or separate class vote may be specified, by the DGCL or in any agreement with any national securities exchange or otherwise and such affirmative vote shall be in addition to any vote required by the DGCL or in any agreement with any national securities exchange or otherwise.

         B. The provisions of Section A of this Article TENTH shall not be applicable to any Business Combination involving an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder, and such Business Combination shall require only such affirmative vote, if any, as is required by law, any other provision of this Restated Certificate of Incorporation of the Corporation, the By-Laws of the Corporation or otherwise, if:

         1. The Business Combination shall have been approved by the Board of Directors of the Corporation prior to such Interested Stockholder's Stock Acquisition Date (as hereinafter defined), or the purchase of stock made by such Interested Stockholder on such Interested Stockholder's Stock Acquisition Date had been approved by the Board of Directors of the Corporation prior to such Interested Stockholder's Stock Acquisition Date; or

         2. All of the following conditions shall have been satisfied with respect to the Business Combination:

         (a) The aggregate amount of the cash and the Market Value (as hereinafter defined) as of the Consummation Date (as hereinafter defined) of consideration other than cash to be received per share by holders of outstanding shares of Common Stock of the Corporation in such Business Combination is at least equal to the greater of the following:

         (1) The highest per share price paid by such Interested Stockholder at a time when such Interested Stockholder was the Owner (as hereinafter defined), directly or indirectly, of five percent or more of the outstanding Voting Stock of the Corporation, for any shares of Common Stock acquired by it within the three-year period immediately prior to the Announcement Date (as hereinafter defined) with respect to such Business Combination, or within the three-year period immediately prior to, or in, the transaction in which such Interested Stockholder became

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an Interested Stockholder, whichever is greater; plus, in either case, interest compounded annually from the earliest date on which such highest per share acquisition price was paid through the Consummation Date at the rate for one-year United States treasury obligations from time to time in effect; less the aggregate amount of any cash dividends paid, and the Market Value of any dividends paid other than in cash, per share of Common Stock since such earliest date, up to the amount of the interest calculated; and

         (2) The Market Value per share of Common Stock on the Announcement Date with respect to such Business Combination or on such Interested Stockholder's Stock Acquisition Date, whichever is greater; plus interest compounded annually from such date through the Consummation Date at the rate for one-year United States treasury obligations from time to time in effect; less the aggregate amount of any cash dividends paid, and the Market Value of any dividends paid other than in cash, per share of Common Stock since such date, up to the amount of the interest calculated;

         (b) The aggregate amount of the cash and the Market Value as of the Consummation Date of consideration other than cash to be received per share by holders of outstanding shares of any class or series of stock, other than Common Stock, of the Corporation is at least equal to the greatest of the following, whether or not such Interested Stockholder has previously acquired any shares of such class or series of stock:

         (1) The greatest per share price paid by such Interested Stockholder at a time when such Interested Stockholder was the Owner, directly or indirectly, of five percent or more of the outstanding Voting Stock of the Corporation, for any shares of such class or series of stock acquired by such Interested Stockholder within the three-year period immediately prior to the Announcement Date with respect to such Business Combination, or within the three-year period immediately prior to, or in, the transaction in which such Interested Stockholder became an Interested Stockholder, whichever is greater; plus, in either case, interest compounded annually from the earliest date on which such highest per share acquisition price was paid through the Consummation Date at the rate for one-year United States treasury obligations from time to time in effect; less the aggregate amount of any cash dividends

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paid, and the Market Value of any dividends paid other than in cash, per share of such class or series of stock since such earliest date, up to the amount of the interest calculated;

         (2) The highest preferential amount per share to which the holders of shares of such class or series of stock are entitled in the event of any voluntary liquidation, dissolution or winding up of the Corporation, plus the aggregate amount of any dividends declared or due as to which such holders are entitled prior to payment of dividends on some other class or series of stock, unless the aggregate amount of such dividends is included in such preferential amount; and

         (3) The Market Value per share of such class or series of stock on the Announcement Date with respect to such Business Combination or on such Interested Stockholder's Stock Acquisition Date, whichever is greater; plus interest compounded annually from such date through the Consummation Date at the rate for one-year United States treasury obligations from time to time in effect; less the aggregate amount of any cash dividends paid, and the Market Value of any dividends paid other than in cash, per share of such class or series of stock since such date, up to the amount of the interest calculated;

         (c) The consideration to be received by holders of a particular class or series of outstanding stock, including Common Stock, of the Corporation in such Business Combination is in cash or in the same form as the Interested Stockholder has used to acquire the largest number of shares of such class or series of stock previously acquired by it, and such consideration shall be distributed promptly;

         (d) The holders of all outstanding shares of stock of the Corporation not beneficially owned by such Interested Stockholder immediately prior to the Consummation Date are entitled to receive in such Business Combination cash or other consideration for such shares in compliance with paragraphs (a), (b) and
(c) of this Section;

         (e) After such Interested Stockholder's Stock Acquisition Date and prior to the Consummation Date with respect to such Business Combination, such Interested Stockholder has not become the Owner of any additional shares of Voting Stock of the Corporation except (i) as part

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of the transaction which resulted in such Interested Stockholder becoming an
Interested Stockholder, (ii) by virtue of proportionate stock splits, stock dividends or other distributions of stock in respect of stock not constituting a Business Combination under Paragraph (1)(d) of Section C of this Article TENTH,
(iii) through a Business Combination meeting all of the conditions of this Section B, or (iv) through purchase by such Interested Stockholder at any price which, if such price had been paid in an otherwise permissible Business Combination the Announcement Date and Consummation Date of which were the date of such purchase, would have satisfied the requirements of paragraphs (a), (b), and (c) of this Section.

         C. For purposes of this Article TENTH:

         1. The term "Business Combination" shall mean:

         (a) Any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with (i) an Interested Stockholder, or (ii) any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the Interested Stockholder;

         (b) Any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions except proportionately as a stockholder of the Corporation, to or with an Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation having an aggregate Market Value equal to ten percent or more of the aggregate Market Value of all the assets, determined on a consolidated basis, of the Corporation, or having an aggregate Market Value equal to ten percent or more of the aggregate Market Value of all the outstanding stock of the Corporation;

         (c) The issuance or transfer by the Corporation or any direct or indirect majority-owned subsidiary of the Corporation, in one transaction or a series of transactions, of any stock of the Corporation or such subsidiary of the Corporation to an Interested Stockholder except (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities

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were outstanding prior to the time that the Interested Stockholder became such,
(ii) pursuant to a merger under Section 251(g) of the DGCL, (iii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all stockholders subsequent to the time the Interested Stockholder became such,
(iv) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all stockholders, or (v) any issuance or transfer of stock by the Corporation, provided however, that in no case under (iii)-(v) above shall there be an increase in the Interested Stockholder's proportionate share of the stock of the Corporation or of the Voting Stock of the Corporation;

         (d) Any reclassification of securities, including, without limitation, any stock split, stock dividend, or other distributions of stock in respect of stock, or any reverse stock split, or recapitalization of the Corporation, any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or any such subsidiary which is owned by such Interested Stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any share of stock not caused, directly or indirectly, by the Interested Stockholder; or

         (e) Any receipt by an Interested Stockholder of the benefit, directly or indirectly, except proportionately as a stockholder of the Corporation, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the Corporation or any direct or indirect majority-owned subsidiary of the Corporation.

         2. The term "Voting Stock" shall mean all shares of capital stock of the Corporation entitled to vote generally in the election of directors.

         3. The term "person" shall mean any individual, corporation, partnership, unincorporated association or other entity.


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         4. The term "Interested Stockholder" shall mean any person who:

         (a) Is the Owner (as hereinafter defined), directly or indirectly, of fifteen percent (15%) or more of the outstanding Voting Stock of the Corporation; or

         (b) Is an Affiliate or Associate of the Corporation and at any time within the three-year period immediately prior to the date in question was the Owner, directly or indirectly, of fifteen percent (15%) or more of the then outstanding Voting Stock of the Corporation; and

         (c) The Affiliates and Associates of any person described in (a) or (b) above provided that, for the purpose of determining whether a person is an Interested Stockholder, the number of shares of Voting Stock of the Corporation deemed to be outstanding shall include shares deemed to be owned by the person but shall not include any other unissued shares of Voting Stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

         5. The term "Owner" of any capital stock, including the terms "own," "owned," and "ownership," means a person who:

         (a) Individually or with or through any of its Affiliates or Associates, beneficially owns such stock, directly or indirectly; or

         (b) Individually or with or through any of its Affiliates or Associates, has (i) the right to acquire such stock, whether such right is exercisable immediately or only after the passage of time, pursuant to any agreement, arrangement or understanding, whether or not in writing, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the Owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person's Affiliates or Associates until such tendered stock is accepted for purchase or exchange; or (ii) the right to vote such stock pursuant to any agreement, arrangement or understanding, whether or not in writing; provided, however, that a person shall not be deemed the Owner of any stock if the agreement, arrangement or

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understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

         (c) Has any agreement, arrangement or understanding, whether or not in writing, for the purpose of acquiring, holding, voting, except voting pursuant to a revocable proxy or consent as described in paragraph (b) of this subsection, or disposing of such stock with any other person that beneficially owns or whose Affiliates or Associates beneficially own, directly or indirectly, such stock.

         6. The term "Affiliate" shall mean a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified person.

         7. The term "Associate," when used to indicate a relationship with any person, means any corporation, partnership, unincorporated association or other entity of which such person is an officer or partner or is, directly or indirectly, the Owner of twenty percent (20%) or more of any class of Voting Stock, any trust or other estate in which such person has at least a twenty percent (20%) beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

         8. The term "Consummation Date," with respect to any Business Combination, means the date of consummation of such Business Combination, or, in the case of a Business Combination as to which a stockholder vote is taken, the later of the business day prior to the vote or 20 days prior to the date of consummation of such Business Combination;

         9. The term "control," including the terms "controlling," "controlled by" and "under common control with," shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person's ownership of twenty percent (20%) or more of the outstanding Voting Stock of any corporation, partnership, unincorporated association or other entity shall create a presumption that such person has control of such corporation.

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Notwithstanding the foregoing, a person shall not be presumed to have control if such person holds Voting Stock, in good faith and not for the purpose of circumventing this Article, as an agent, bank, broker, nominee, custodian or trustee for one or more Owners who do not individually or as a group have control of such corporation.

         10. The term "stock" means:

         (a) Any stock or similar security, any certificate of interest, any participation in any profit sharing agreement, any voting trust certificate, or any certificate of deposit for stock; and

         (b) Any security convertible, with or without consideration, into stock, or any warrant, call or other option or privilege of buying stock without being bound to do so, or any other security carrying any right to acquire, subscribe to or purchase stock;

         11. The term "Stock Acquisition Date," with respect to any person and the Corporation, means the date that such person first becomes an Interested Stockholder of the Corporation.

         12. The term "Market Value" means:

         (a) In the case of stock, the highest closing sale price during the thirty-day period immediately preceding the date in question of a share of such stock on the composite tape for New York Stock Exchange listed stocks, or, if such stock is not quoted on such composite tape or if such stock is not listed on such exchange, on the principal United States securities exchange on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the thirty-day period preceding the date in question on the National Association of Securities Dealers, Inc., Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board of Directors of the Corporation in good faith; and

         (b) In the case of property other than cash or stock, the fair market value of such property on the date in

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question as determined by the Board of Directors of the Corporation in good faith.

         13. In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in Paragraphs (2)(a) and (2)(b) of Section B of this Article TENTH shall include the shares of Common Stock and/or the shares of any other class or series of capital stock retained by the holders of such shares.

         14. The term "Announcement Date" when used in reference to any Business Combination, means the date of the first public announcement of the final proposal for such Business Combination.

         ELEVENTH. A. Indemnification of Officers, Directors and Others. The Corporation shall indemnify to the fullest extent authorized or permitted by law (as now or hereafter in effect) any person made, or threatened to be made, a party to or otherwise involved in any action or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation or by reason of the fact that such director or officer, at the request of the Corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity. Expenses, including attorneys' fees, incurred by any such person in defending any such action, suit or proceeding shall be paid or reimbursed by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt by it of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation. A director of the Corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as currently in effect or as the same may hereafter be amended. The rights provided to any person by this Article ELEVENTH shall be enforceable against the Corporation by such person who shall be presumed to have relied upon it in serving or continuing to serve as a director or officer as provided above. Nothing contained herein shall affect any rights to indemnification to which employees other than directors and

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



officers may be entitled by law. No amendment or repeal of this Article ELEVENTH shall apply to or have any effect on any right to indemnification provided hereunder with respect to any acts or omissions occurring prior to such amendment or repeal.

         B. Insurance, Indemnification Agreements and Other Matters. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plans or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of the law. The Corporation may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing for indemnification to the fullest extent authorized or permitted by law and including as part thereof any or all of the foregoing, to ensure the payment of such sums as may become necessary to effect full indemnification.

         C. Nonexclusivity. The rights to indemnification and advancement of expenses conferred in this Article ELEVENTH shall not be deemed exclusive of any other right which any person may have or hereafter acquire under any statute, this Certificate of Incorporation of the Corporation, or the By-Laws or any agreement, vote of stockholders or directors or otherwise.

         TWELFTH. Notwithstanding the fact that a lesser percentage may be specified by the DGCL, this Certificate of Incorporation or the By-Laws of the Corporation, any proposal to amend or repeal or adopt any provision inconsistent with any provision of ARTICLES FOUR, SEVEN, EIGHT, NINE AND TEN of this Certificate of Incorporation shall require the affirmative vote of the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of stock of the Corporation entitled to vote thereon.


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


         IN WITNESS WHEREOF, I have signed this Restated Certificate of Incorporation this 27 day of May, 1998.



                                        PAYLESS SHOESOURCE HOLDINGS,
                                        INC.



                                        By:/s/ Steven J. Douglass
                                           -------------------------
                                           Chairman and Chief Executive
                                           Officer

























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